Exhibit 97

Highway Holdings Limited

CLAWBACK POLICY

Adopted November 28, 2023

Introduction

The Board of Directors (the “Board”) of Highway Holdings Limited (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. For clarity, the date that the Company is required to prepare an accounting restatement as described in the preceding sentence shall be the earliest to occur of: (i) the date the Company concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the preceding sentence, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the preceding sentence.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, including, but not limited to:

●	Annual bonuses and other short- and long-term cash incentives.

●	Stock options.

●	Stock appreciation rights.

●	Restricted stock.

●	Restricted stock units.

●	Performance shares.

●	Performance units.

Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including but not limited to:

●	Company stock price.

●	Total shareholder return.

●	Revenues.

●	Net income and net sales.

●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted EBITDA.

●	Funds from operations.

●	Liquidity measures such as working capital or operating cash flow.

●	Return measures such as return on invested capital or return on assets.

●	Earnings measures such as earnings per share.

A financial reporting measure need not be presented within the financial statements of the Company or included in the Company’s filings with the Securities and Exchange Commission.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. Such amount must be computed without regard to any taxes paid by the Covered Executive.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement, maintain documentation of the determination of such reasonable estimate, and if requested, provide such documentation to the national securities exchange on which the Company’s securities are listed.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(i) If Incentive Compensation is unpaid, unvested or unexercised, the Company will cancel all or a portion of the Incentive Compensation, if and to the extent that the Board determines that the Incentive Compensation to the Covered Executive was based upon erroneous data contained in the Company’s financial statements and was in excess of the Incentive Compensation that the Covered Executive would have received based upon the Company’s restated financial statements;

(ii) If any shares of the Company have been issued by the Company to the Participant under the Incentive Compensation and have vested, the Covered Executive will be required to transfer to the Company, for no consideration, all or a portion of such shares or a cash amount equal to the fair market value of such shares as of the date of the restated financial statements, if and to the extent that the Board determines that the Incentive Compensation of such shares received by the Covered Executive was based upon erroneous data contained in the Company’s financial statements and was in excess of the shares that the Covered Executive would have received based upon the Company’s restated financial statements; and

(iii) If Incentive Compensation has been paid in cash by the Company to the Covered Executive, the Covered Executive will be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Board determines that the Incentive Compensation of such cash payment received by the Covered Executive was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Covered Executive would have received based upon the Company’s restated financial statements.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after October 1, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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